                                                                      EXHIBIT 11

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
                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                          ---------------------
                                                             1998       1997
                                                          ----------  ---------
Diluted net income per share:
  Net income............................................. $    7,161  $   5,174
  Preferred Stock dividend...............................       (417)       --
                                                          ----------  ---------
    Net income available to common shareholders.......... $    6,744  $   5,174
                                                          ==========  =========
  Average number of shares outstanding................... 10,403,889  7,570,000
  Net effect of dilutive stock options-based on treasury
   stock method..........................................    615,273    282,328
                                                          ----------  ---------
      Total average shares............................... 11,019,162  7,852,328
                                                          ==========  =========
  Diluted net income per share........................... $     0.61  $    0.66
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